Exhibit 10(b)




                                  U.S. $150,000,000



                         PURCHASE AND CONTRIBUTION AGREEMENT



                            Dated as of November 15, 1994



                                        Among


                           THE LANE COMPANY, INCORPORATED,

                               ACTION INDUSTRIES, INC.

                                         and

                         BROYHILL FURNITURE INDUSTRIES, INC.

                                      as Sellers

                                         and

                              INTERCO RECEIVABLES CORP.

                                     as Purchaser






                                  TABLE OF CONTENTS
          Section                                                     Page

                    PRELIMINARY STATEMENTS  . . . . . . . . . . . . . .   1

          ARTICLE I

                                     DEFINITIONS
               SECTION 1.01.  Certain Defined Terms . . . . . . . . . .   1
                    Adjusted Consolidated EBITDA  . . . . . . . . . . .   1
                    Adjusted Consolidated Working Capital . . . . . . .   1
                    Adverse Claim . . . . . . . . . . . . . . . . . . .   2
                    Affiliate . . . . . . . . . . . . . . . . . . . . .   2
                    Aged Trial Balance  . . . . . . . . . . . . . . . .   2
                    Apollo Entity . . . . . . . . . . . . . . . . . . .   2
                    Bank Credit Agreement . . . . . . . . . . . . . . .   2
                    Business Day  . . . . . . . . . . . . . . . . . . .   2
                    Capitalized Lease Obligations . . . . . . . . . . .   2
                    CL Sale Agreement . . . . . . . . . . . . . . . . .   2
                    Collections . . . . . . . . . . . . . . . . . . . .   3
                    Consolidated Current Assets . . . . . . . . . . . .   3
                    Consolidated Current Liabilities  . . . . . . . . .   3
                    Consolidated EBIT . . . . . . . . . . . . . . . . .   3
                    Consolidated EBITDA . . . . . . . . . . . . . . . .   3
                    Consolidated Net Income . . . . . . . . . . . . . .   4
                    Consolidated Net Interest Coverage Ratio  . . . . .   4
                    Consolidated Net Interest Expense . . . . . . . . .   4
                    Contract  . . . . . . . . . . . . . . . . . . . . .   5
                    Contributed Receivable  . . . . . . . . . . . . . .   5
                    CP Rate . . . . . . . . . . . . . . . . . . . . . .   5
                    Credit and Collection Policy  . . . . . . . . . . .   5
                    Daily Settlement Trigger  . . . . . . . . . . . . .   5
                    Default Ratio . . . . . . . . . . . . . . . . . . .   7
                    Defaulted Receivable  . . . . . . . . . . . . . . .   7
                    Designated Obligor  . . . . . . . . . . . . . . . .   8
                    Dilution  . . . . . . . . . . . . . . . . . . . . .   8
                    Discount  . . . . . . . . . . . . . . . . . . . . .   9
                    Eligible Receivable . . . . . . . . . . . . . . . .   9
                    ERISA . . . . . . . . . . . . . . . . . . . . . . .  11
                    Event of Termination  . . . . . . . . . . . . . . .  11
                    Facility  . . . . . . . . . . . . . . . . . . . . .  11
                    Facility Termination Date . . . . . . . . . . . . .  11
                    Indebtedness  . . . . . . . . . . . . . . . . . . .  11
                    Indemnified Amounts . . . . . . . . . . . . . . . .  12
                    Initial Purchase Date . . . . . . . . . . . . . . .  12
                    Interco . . . . . . . . . . . . . . . . . . . . . .  12
                    Interco Agreement . . . . . . . . . . . . . . . . .  12
                    Intercreditor Agreement . . . . . . . . . . . . . .  12
                    Interest Rate Protection Agreement  . . . . . . . .  12
                    Invested Amount . . . . . . . . . . . . . . . . . .  12
                    Lane Dilution Reserve . . . . . . . . . . . . . . .  12
                    Lock-Box Account  . . . . . . . . . . . . . . . . .  13
                    Lock-Box Agreement  . . . . . . . . . . . . . . . .  13






          Section                                                     Page


                    Lock-Box Bank . . . . . . . . . . . . . . . . . . .  13
                    Maximum Purchase Limit  . . . . . . . . . . . . . .  13
                    Monthly Report  . . . . . . . . . . . . . . . . . .  13
                    Net Dilution Ratio  . . . . . . . . . . . . . . . .  13
                    Obligor . . . . . . . . . . . . . . . . . . . . . .  14
                    Originator Receivables  . . . . . . . . . . . . . .  14
                    Outstanding Balance . . . . . . . . . . . . . . . .  14
                    Person  . . . . . . . . . . . . . . . . . . . . . .  14
                    Pro Forma Basis . . . . . . . . . . . . . . . . . .  14
                    Purchase  . . . . . . . . . . . . . . . . . . . . .  16
                    Purchase Date . . . . . . . . . . . . . . . . . . .  16
                    Purchased Receivable  . . . . . . . . . . . . . . .  16
                    Receivable  . . . . . . . . . . . . . . . . . . . .  16
                    Receivables Purchase Request  . . . . . . . . . . .  16
                    Related Security  . . . . . . . . . . . . . . . . .  16
                    Servicer  . . . . . . . . . . . . . . . . . . . . .  17
                    Servicer Default  . . . . . . . . . . . . . . . . .  17
                    Servicer Fee  . . . . . . . . . . . . . . . . . . .  18
                    Subsidiary  . . . . . . . . . . . . . . . . . . . .  18
                    Transferred Receivable  . . . . . . . . . . . . . .  18
                    UCC . . . . . . . . . . . . . . . . . . . . . . . .  18
               SECTION 1.02.  Other Terms . . . . . . . . . . . . . . .  18
               SECTION 1.03.  Computation of Time Periods . . . . . . .  19

          ARTICLE II

                   AMOUNTS AND TERMS OF PURCHASES AND CONTRIBUTIONS
               SECTION 2.01.  Facility  . . . . . . . . . . . . . . . .  19
               SECTION 2.02.  Making Purchases  . . . . . . . . . . . .  19
               SECTION 2.03.  Collections.  . . . . . . . . . . . . . .  21
               SECTION 2.04.  General Settlement Procedures . . . . . .  21
               SECTION 2.05.  Payments and Computations, Etc  . . . . .  22
               SECTION 2.06.  Contributions . . . . . . . . . . . . . .  22

          ARTICLE III

                               CONDITIONS OF PURCHASES
               SECTION 3.01.  Conditions Precedent to Initial Purchase
                              from the Sellers  . . . . . . . . . . . .  23
               SECTION 3.02.  Conditions Precedent to All Purchases . .  25

          ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES
               SECTION 4.01.  Representations and Warranties of the
                                        Sellers . . . . . . . . . . . .  26

          ARTICLE V

                                      COVENANTS






          Section                                                     Page


               SECTION 5.01.  Affirmative Covenants of the Sellers  . .  30
               SECTION 5.02.  Reporting Requirements of the Sellers . .  34
               SECTION 5.03.  Negative Covenants of the Sellers . . . .  35
               SECTION 5.04.  Affirmative Covenant of the Sellers and
                              the Purchaser . . . . . . . . . . . . . .  37
               SECTION 5.05.  Grant of Security Interest  . . . . . . .  37

          ARTICLE VI

                            ADMINISTRATION AND COLLECTION
               SECTION 6.01.  Designation of Servicer . . . . . . . . .  37
               SECTION 6.02.  Duties of The Servicer  . . . . . . . . .  38
               SECTION 6.03.  Servicer Fee  . . . . . . . . . . . . . .  40
               SECTION 6.04.  Rights of the Purchaser . . . . . . . . .  40
               SECTION 6.05.  Responsibilities of the Sellers.  . . . .  41
               SECTION 6.06.  Further Assurances.   . . . . . . . . . .  41
               SECTION 6.07.  Transfer of Records to Purchaser. . . . .  43

          ARTICLE VII

                                EVENTS OF TERMINATION
               SECTION 7.01.  Events of Termination . . . . . . . . . .  43

          ARTICLE VIII

                                   INDEMNIFICATION
               SECTION 8.01.  Indemnities by the Sellers  . . . . . . .  46

          ARTICLE IX

                                   MISCELLANEOUS
               SECTION 9.01.  Amendments, Etc . . . . . . . . . . . . .  48
               SECTION 9.02.  Notices, Etc  . . . . . . . . . . . . . .  48
               SECTION 9.03.  No Waiver; Remedies . . . . . . . . . . .  48
               SECTION 9.04.  Binding Effect; Assignability . . . . . .  49
               SECTION 9.05.  Governing Law . . . . . . . . . . . . . .  49
               SECTION 9.06.  Costs, Expenses and Taxes . . . . . . . .  49
               SECTION 9.07.  No Proceedings  . . . . . . . . . . . . .  50
               SECTION 9.08.  Confidentiality . . . . . . . . . . . . .  50
               SECTION 9.09.  Independent Decision  . . . . . . . . . .  51
               SECTION 9.10.  Third Party Beneficiary . . . . . . . . .  51
               SECTION 9.11.  Execution in Counterparts, Etc  . . . . .  51


                                SCHEDULES AND EXHIBITS

          SCHEDULE I     List of Offices of the Sellers Where Records
                           Are Kept

          SCHEDULE II    List of Lock-Box Banks Holding One or More







                           Lock-Box Accounts


          EXHIBIT A      Form of Opinion of Counsel for the Sellers
                           and Interco

          EXHIBIT B      Credit and Collection Policy

          EXHIBIT C      Form of Interco Agreement

          EXHIBIT D      Form of Intercreditor Agreement








                         PURCHASE AND CONTRIBUTION AGREEMENT

                            Dated as of November 15, 1994

                    THE LANE COMPANY, INCORPORATED, a Virginia corporation ("Lane"), ACTION INDUSTRIES, INC., a Virginia corporation ("Action"), and BROYHILL FURNITURE INDUSTRIES, INC., a North Carolina corporation ("Broyhill") (Lane, Action and Broyhill, individually, a "Seller", and collectively, the "Sellers"), and INTERCO RECEIVABLES CORP., a Delaware corporation (the "Purchaser"), agree as follows:

                    PRELIMINARY STATEMENTS. (1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

                    (2) Each Seller has Receivables that it wishes to sell to the Purchaser, and the Purchaser is prepared to purchase such Receivables on the terms set forth herein commencing on the Initial Purchase Date.

                    (3)  Each Seller may also wish to contribute
          Receivables to the capital of the Purchaser on the terms set forth herein commencing on the Initial Purchase Date.

                    NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                    SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                    "Adjusted Consolidated EBITDA" shall mean, for any
               period of determination, the remainder of (i) Consolidated EBITDA for such period minus (or plus) (ii) the increase (or decrease), if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period.

                    "Adjusted Consolidated Working Capital" at any time
               shall mean Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities.

                    "Adverse Claim" means a lien, security interest, or
               other charge or encumbrance, or any other type of preferential arrangement.





                    "Affiliate" means, as to any Person, any other Person
               that, directly or indirectly, is in control of, is controlled by or is under common control with such Person; provided, however, that with respect to Broyhill, Lane, Action and the Purchaser, the term "Affiliate" shall be deemed not to include any Apollo Entity.

                    "Aged Trial Balance" of a Seller on any date means such
               Seller's accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) on such date, listing Obligors and the Receivables respectively owed by such Obligors on such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Purchaser.

                    "Apollo Entity" means any of (i) Apollo Advisors, L.P.,
               (ii) Lion Advisors, L.P., (iii) any accounts managed by Apollo Advisors, L.P. or Lion Advisors, L.P. and (iv) any Person directly or indirectly in control of, controlled by, or under common control with, Apollo Advisors, L.P. or Lion Advisors, L.P., other than Broyhill, Lane, Action, the Purchaser or Interco and any of their respective Subsidiaries.

                    "Bank Credit Agreement" means the Credit Agreement
               dated as of November 17, 1994, among Interco, Broyhill, Lane, the banks named therein and Bankers Trust Company, as agent.

                    "Business Day" means a day of the year on which banks
               are not required or authorized to close in New York City.

                    "Capitalized Lease Obligations" of any Person shall
               mean all rental obligations which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

                    "CL Sale Agreement" means, collectively, (i) the
               Alternate Receivables Purchase Agreement, dated as of the date hereof, among the Purchaser, as seller, Credit Lyonnais New York Branch, as purchaser and Credit Lyonnais New York Branch, as agent for itself and certain banks identified therein and (ii) the Receivables Purchase Agreement, dated as of the date hereof, among the Purchaser, as seller, Atlantic Asset Securitization Corp., as purchaser, and Credit Lyonnais New York Branch, as agent, in each case as amended or restated from time to time in accordance with the terms thereof.

                    "Collections" means, with respect to any Receivable,
               (a) all funds which are received by a Seller or Servicer in payment of any amounts owed in respect of such Receivable





               (including, without limitation, purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including, without limitation, insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon), (b) all funds deemed to have been received by a Seller or any other Person as a Collection pursuant to Section 2.04 and (c) all other proceeds of such Receivable.

                    "Consolidated Current Assets" shall mean, at any time,
               the current assets of Interco and its Restricted
               Subsidiaries determined on a combined basis.

                    "Consolidated Current Liabilities" shall mean, at any
               time, the current liabilities of Interco and its Restricted Subsidiaries determined on a combined basis at such time, but excluding (i) the current portion of any Indebtedness under the Bank Credit Agreement, the CL Sale Agreement, and any other long-term Indebtedness which would otherwise be included therein, (ii) accrued but unpaid interest with respect to the Indebtedness described in clause (i) and with respect to Capitalized Lease Obligations, (iii) the current portion of Indebtedness constituting Capitalized Lease Obligations and (iv) any current portion of tax liabilities of such Persons.

                    "Consolidated EBIT" shall mean, for any period, the
               Consolidated Net Income of Interco and its Restricted Subsidiaries, determined on a combined basis, before Consolidated Net Interest Expense (to the extent deducted in arriving at Consolidated Net Income) and provision for taxes or gains or losses from sales of assets other than inventory sold in the ordinary course of business, in each case that were included in arriving at Consolidated Net Income.

                    "Consolidated EBITDA" shall mean, for any period,
               Consolidated EBIT, adjusted by adding thereto the amount of all amortization of intangibles and depreciation, in each case that were deducted in arriving at Consolidated EBIT for such period.

                    "Consolidated Net Income" shall mean, for any period,
               the net after tax income of Interco and its Restricted Subsidiaries determined on a combined basis, minus Dividends paid in respect of Disqualified Preferred Stock, without giving effect to any extraordinary gains or losses, provided that no amount should be included in the Consolidated Net Income of Interco for amounts under the Services Agreement unless such amounts are paid in cash to Interco.





                    "Consolidated Net Interest Coverage Ratio" for any
               period shall mean the ratio of Adjusted Consolidated EBITDA to Consolidated Net Interest Expense for such period; provided that for any period which includes a period occurring before the date of the CL Sale Agreement, (x) with respect to the calculation of Adjusted Consolidated EBITDA, such calculation shall be adjusted, on a Pro Forma Basis, to give effect to the Transaction and (y) with respect to the calculation of Consolidated Net Interest Expense, the amount thereof shall be an amount equal to (i) Consolidated Net Interest Expense from January 1, 1995 through the last day of such period multiplied by (ii) (A) 4, in the case of the period ending March 31, 1995, (B) 2, in the case of the period ending June 30, 1995 and (C) 1.333, in the case of the period ending September 30, 1995.

                    "Consolidated Net Interest Expense" shall mean, for any
               period, the total consolidated interest expense of Interco and its Restricted Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capitalized Lease Obligations of Interco and its Restricted Subsidiaries representing the interest factor for such period, and capitalized interest expense, plus, (i) all cash fees, service charges and other costs, as well as all collections or other amounts retained by the Agent, the Banks and Atlantic (each as defined in the CL Sale Agreement) which are in excess of amounts paid to the Purchaser under the CL Sale Agreement for the purchase of receivables thereunder and (ii) the product of (x) the amount of all cash Dividend requirements (whether or not declared or paid) on Disqualified Preferred Stock paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated, Federal, state, local and foreign tax rate (expressed as a decimal number between one and zero) of Interco as reflected in the audited consolidated financial statements of Interco for its most recently completed Fiscal Year, which amounts described in the preceding clauses (i) and (ii) shall be treated as interest expense of Interco and its Restricted Subsidiaries for purposes of this definition regardless of the treatment of such amounts under generally accepted accounting principles, in each case net of the total consolidated cash interest income of Interco and its Restricted Subsidiaries for such period, but excluding the amortization of any deferred financing costs and all amounts in respect of the Interest Rate Protection Agreements, all determined on a combined basis.

                    "Contract" means an agreement between an Obligor and
               any Seller, pursuant to or under which such Obligor shall be obligated to make payments to such Seller for merchandise, insurance or services from time to time.





                    "Contributed Receivable" has the meaning specified in
               Section 2.06.

                    "Courtesy Receivable" means a Receivable which arises
               out of the provision of transportation services but does not arise out of the transportation of goods shipped by a Seller to an Obligor.

                    "CP Rate" means an interest rate per annum equal to the
               per annum yield equivalent to the published discount for one-month commercial paper issued by firms whose bonds are rated AA by Standard & Poors Corporation (or the equivalent), which is reported in "Selected Interest Rates" (Publication H. 15 (519)), Federal Reserve Statistical Release, published by the Board of Governors of the Federal Reserve System (or successor publication) (or, if such yield is not published, such other rate as the Sellers and the Purchaser shall agree to in writing).

                    "Credit and Collection Policy" means collection
               policies and practices relating to Contracts and Receivables described in Exhibit B, as modified without violating this Agreement.

                    "Daily Settlement Trigger" means the occurrence of any
               of the following:

                    (a) The Consolidated Net Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ended during a period set forth below, shall be less than the amount set forth opposite such period below:

                         Period                             Ratio

                         January 1, 1995 through
                         September 30, 1995                 2.71:1.0

                         October 1, 1995 through
                         September 30, 1996                 3.04:1.0

                         October 1, 1996 through
                         September 30, 1997                 3.36:1.0

                         Thereafter                         3.90:1.0

                    (b) The Adjusted Consolidated EBITDA for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ended during a period (with any calcula-tion for any such period which includes a period occurring prior to the date of the CL Sale Agreement to be adjusted, on a Pro Forma Basis, to give effect to the Transaction) set forth below, shall be less than the amount set forth opposite such period below:





                         Period                             Amount

                         January 1, 1995 through
                         September 30, 1995                 $105,000,000

                         October 1, 1995 through
                         September 30, 1996                 $110,000,000

                         October 1, 1996 through
                         September 30, 1997                 $118,000,000

                         Thereafter                         $125,000,000

                    (c) The Leverage Ratio at any time during any fiscal quarter ending during a period (with any calculation for any such period which includes a period occurring prior to the date of the CL Sale Agreement to be adjusted, on a Pro Forma Basis, to give effect to the Transaction) set forth below shall be greater than the ratio set forth opposite such period below:

                         Period                             Ratio

                         November 17, 1994 through
                         September 30, 1995                 4.46:1.0

                         October 1, 1995 through
                         September 30, 1996                 4.02:1.0

                         October 1, 1996 through
                         September 30, 1997                 3.57:1.0

                         Thereafter                         3.16:1.0

                    (d)  The Net Dilution Ratio shall be greater than 5%;

                    (e)  The Default Ratio shall be greater than 5%;

                    (f)  Any Event of Termination shall occur under
               Section 7.01(e) or (g) of this Agreement; or

                    (g) The Sellers shall have repurchased Receivables (pursuant to indemnity provisions or otherwise) from the Purchaser and/or the Purchaser's assignees in an aggregate amount exceeding $12,500,000 in any Fiscal Year.

                    "Default Ratio" means the ratio (expressed as a
               percentage) computed as of the last day of each fiscal month of the Sellers by dividing (i) the aggregate Outstanding Balance of all Receivables that (A) met the requirements of clause (i) of the definition of Defaulted Receivable on such day or (B) without duplication, met the requirements of clause (ii) or (iii) of the definition of Defaulted Receivable on such day or on the last day of any of the





               immediately preceding six fiscal months (in the case of Receivables originated by Broyhill) or eight fiscal months (in the case of Receivables originated by Lane or Action) by
               (ii) the aggregate Outstanding Balance of all Receivables on such day. For purposes of this definition, the term "Receivables" shall mean only those Receivables which constituted Eligible Receivables when they were transferred to the Purchaser, or which would have constituted Eligible Receivables if they had been transferred to the Purchaser.

                    "Defaulted Receivable" means a Receivable:

                         (i) as to which any payment, or part thereof, remains unpaid for over 90 days from the original due date for such payment; provided, however, that
                    (A) until such time as Lane notifies the Purchaser that Lane and Action are able to report receivables agings without giving effect to grace periods, "Defaulted Receivables" shall include all Receivables originated by Lane or Action as to which any payment, or part thereof, remains unpaid for 60 days from the original due date for such payment, and (B) until such time as Broyhill notifies the Purchaser that it is able to report receivables agings from due date rather than invoice date, "Defaulted Receivables" shall include all Receivables originated by Broyhill as to which any payment, or part thereof, remains unpaid for 120 days from the invoice date for such Receivable;

                        (ii) which is not a Priority DIP Receivable and as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in
                    Section 7.01(g); or

                       (iii)  which, consistent with the Credit and
                    Collection Policy, has been or would be charged off or written off as uncollectible.

                    "Designated Obligor" means, at any time, each Obligor
               except any such Obligor as to which the Purchaser has, at least three Business Days prior to the date of determination, given notice to the relevant Seller that such Obligor shall not be considered a Designated Obligor by reason of the fact that in the reasonable opinion of the Purchaser any one of the following shall exist as to such
               Obligor: (i) the timely collectibility of the Receivables of such Obligor has been impaired by reason of a material adverse change in the financial condition, business, operations or prospects of such Obligor, or (ii) such Obligor has demonstrated an inconsistent payment history and in the reasonable opinion of the Purchaser such inconsistent payment history materially impairs the Purchaser's ability





               to rely on timely payment by such Obligor in the future, or
               (iii) such Obligor is in a class of Obligors which do not meet criteria of purchasers generally applicable to obligors for companies which are similarly situated as the relevant Seller and which are selling receivables or undivided interests therein in similar transactions.

                    "Dilution" means, with respect to any Receivable, the
               aggregate amount of (i) any reductions or adjustments in the Outstanding Balance of such Receivable as a result of any defective, rejected, returned, repossessed or foreclosed merchandise or services or any cash discount, credit memo, rebate, cooperative advertising, chargeback or other adjustment, dispute or setoff and (ii) any unresolved disputes relating to such Receivable, which have not yet resulted in the reduction or adjustment of the Outstanding Balance of such Receivable.

                    "Discount" means, in respect of each Purchase, 2% of
               the Outstanding Balance of the Receivables that are the subject of such Purchase; provided, however, the foregoing Discount may be revised by request of any of the parties hereto provided that such revision is consented to by all of the parties (it being understood that each party agrees to duly consider such request but shall have no obligation to give such consent).

                    "Eligible Receivable" means a Receivable:

                         (i) which was generated in the ordinary course of the relevant Seller's business and does not constitute a Courtesy Receivable;

                        (ii) which constitutes an account or general intangible as defined in the applicable UCC;

                       (iii) the Obligor of which is a United States resident, is not an Affiliate of any of the parties hereto, and is not a government or a governmental subdivision or agency;

                        (iv) the Obligor of which, at the time of the transfer of such Receivable under this Agreement, is a Designated Obligor;

                         (v) which, at the time of the transfer thereof to the Purchaser under this Agreement, is not a Defaulted Receivable;

                        (vi) the sale of which does not contravene or conflict with any law;

                       (vii) which is denominated and payable only in United States dollars in the United States;





                      (viii) which arises under a Contract that is substantially in the form of the form of contract or the form of invoice (in the case of an open account agreement) previously approved by the Purchaser and which Contract, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject to any dispute, offset, counterclaim or defense whatsoever (except payments for cooperative advertising and the discharge in bankruptcy of such Obligor);

                        (ix) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectibility of such Receivable;

                         (x) which satisfies all applicable requirements of the Credit and Collection Policy, as the same may be modified in accordance with the terms of the CL Sale Agreement;

                        (xi) which, according to the Contract related thereto, is required to be paid in full (A) within 120 days of the original billing date therefor, (B) later than 120 days but within 150 days of the original billing date therefor, but only (x) if such Receivable was originated by Lane or Action and (y) to the extent that the Outstanding Balance of such Receivable at the time of transfer thereof under this Agreement, when aggregated with the Outstanding Balance of all other Receivables originated by Lane or Action and having similar payment terms, does not exceed $23,000,000 or
                    (C) later than 150 days but within 180 days of the original billing date therefor, but only (x) if such Receivable was originated by Lane or Action and (y) to the extent that the Outstanding Balance of such Receivable at the time of transfer thereof under this Agreement, when aggregated with the Outstanding Balance of all other Receivables originated by Lane or Action and having similar payment terms, does not exceed $7,000,000; and

                       (xii) which is in a class of Receivables which complies with such other criteria and requirements as





                    Purchaser may from time to time specify to the Sellers following 30 days' notice; provided that such criteria and requirements are specified in good faith, take into account current market conditions, and are for the purpose of not permitting the condition of the Receivables, taken as a whole, to drop below the condition thereof as at the date of the execution of this Agreement.

                    "ERISA" means the Employee Retirement Income Security
               Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.


                    "Event of Termination" has the meaning assigned to that
               term in Section 7.01.

                    "Facility" means the willingness of the Purchaser to
               consider making Purchases of Receivables from the Sellers from time to time pursuant to the terms of this Agreement.

                    "Facility Termination Date" means the earliest of
               (i) November 15, 1999, (ii) the date of termination of the Facility pursuant to Section 7.01 and (iii) the date which the Seller designates by at least five Business Days' notice to the Purchaser.

                    "Indebtedness" shall mean, as to any Person, without
               duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Adverse Claim on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property), (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of kinds referred to in clauses (i) through (v) above or in clause (vii), and
               (vii) all obligations under any Interest Rate Protection Agreement or under any similar type of agreement. In addition to the foregoing, for the purposes of calculating Consolidated Debt and Consolidated Current Liabilities, and





               making adjustments on a Pro Forma Basis, the "Invested Amount" under the CL Sale Agreement shall constitute Indebtedness.

                    "Indemnified Amounts" has the meaning assigned to that
               term in Section 8.01.

                    "Initial Purchase Date" means November 17, 1994.

                    "Interco" means Interco Incorporated, a Delaware
               corporation.

                    "Interco Agreement" means an agreement in the form of
               Exhibit C hereto, made by Interco in favor of the Purchaser, as the same may be amended, modified or restated from time to time.

                    "Intercreditor Agreement" means an agreement
               substantially in the form of Exhibit D hereto among Bankers Trust Company, as agent, the Purchaser and Credit Lyonnais New York Branch, as agent, as the same may be amended, modified or restated from time to time.

                    "Interest Rate Protection Agreement" shall mean any
               interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

                    "Invested Amount" with respect to a Seller means the
               sum of amounts paid by the Purchaser to such Seller for each Purchase of Receivables from such Seller pursuant to
               Section 2.02, reduced from time to time by Collections of such Receivables actually received by the Purchaser net of the applicable portion of the Discount representing yield (assumed to be 0.75% unless otherwise mutually agreed); provided, however, that such Invested Amount shall not be reduced by any Collections to the extent that at any time such Collections are rescinded or must otherwise be returned for any reason.

                    "Lane Dilution Reserve" means, at any time, $2,000,000;
               provided, however, that if a Daily Settlement Trigger shall have occurred, such amount shall be increased by $1,000,000 for each 30-day period following the occurrence of such Daily Settlement Trigger; provided, further, that if all events constituting a Daily Settlement Trigger shall have been cured or shall no longer be continuing, the Lane Dilution Reserve shall be equal to $2,000,000.

                    "Leverage Ratio" shall mean on any date the ratio of
               (i) Consolidated Debt on such date to (ii) Adjusted Consolidated EBITDA for the period of four consecutive





               fiscal quarters most recently ended on or prior to such date, in each case taken as one accounting period.

                    "Lock-Box Account" means one or more accounts, under
               the exclusive ownership and control of the Purchaser (or its assigns or designees), maintained for the purpose of receiving Collections.

                    "Lock-Box Agreement" means an agreement among a Seller,
               the Purchaser (or its assigns or designees) and any Lock-Box Bank in form and substance satisfactory to the Purchaser (or its assigns or designees).

                    "Lock-Box Bank" means any of the banks or other
               financial institutions holding one or more Lock-Box
               Accounts.

                    "Maximum Purchase Limit" means $150,000,000.

                    "Monthly Report" means a report, in form and substance
               satisfactory to the Purchaser, furnished by the Servicer to the Purchaser pursuant to Section 6.02(b).

                    "Net Dilution Ratio" means on any date the ratio
               (expressed as a percentage) computed as of the last day of the preceding fiscal month of the Sellers, by dividing (i) the aggregate Dilution (other than Dilution arising out of cooperative advertising payments) with respect to all Originator Receivables during such month by (ii) the aggregate Outstanding Balance of all Originator Receivables on such day; provided, however, that until such time as Lane notifies the Purchaser that Lane and Action are able to report Dilution in accordance with the definition contained herein, the aggregate Dilution of all Originator Receivables originated by Lane or Action (other than Dilution arising out of cooperative advertising payments) shall be deemed to be, for each fiscal month, an amount equal to the Lane Dilution Reserve at the end of such month plus the reserve carried on Lane's and Action's books and records under the account designation LFS-256 at the end of such month. Until such time as each Seller notifies the Purchaser that such Seller is able to separately identify cooperative advertising for Receivables originated by such Seller, the amount of Dilution arising out of cooperative advertising payments for Receivables originated by any Seller shall be deemed to be the total credit memos of such Seller (plus miscellaneous discounts, in the case of Broyhill) multiplied by a fraction, the numerator of which shall be advertising unresolved disputes for such Seller and the denominator of which shall be total unresolved disputes for such Seller. For purposes of this definition, the term "Outstanding Balance" shall be interpreted as if all references in the definition thereof to "Receivables" were references to "Originator Receivables."





                    "Obligor" means a Person obligated to make payments to
               any Seller pursuant to a Contract.

                    "Originator Receivables" means, collectively, all
               receivables created by each of the Sellers (regardless of whether such receivables have been transferred to the Purchaser or any assignee or transferee of the Purchaser) and which receivables constituted Eligible Receivables when they were transferred to the Purchaser, or would have constituted Eligible Receivables if they had been transferred to the Purchaser.

                    "Outstanding Balance" of any Receivable at any time
               means the then outstanding principal balance thereof; provided, however, that in the case of any Receivable originated by Broyhill which is subject to a third-party guarantee and entitled to a cash discount for quick payment, the Outstanding Balance of such Receivable shall be reduced by the amount of such cash discount.

                    "Person" means an individual, partnership, corporation
               (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                    "Priority DIP Receivable" means a Receivable:

                         (i) the Obligor of which is the subject of a federal bankruptcy case; and

                         (ii) the indebtedness of which constitutes a
                    priority under 11 U.S.C. Sec. 507(a)(1).

                    "Pro Forma Basis" shall mean, as to any Person, for any
               of the following events which occur subsequent to the commencement of a period for which the financial effect of such event is being calculated, and giving effect to the event for which such calculation is being made, such calculation will give pro forma effect to such event as if same had occurred at the beginning of such period of calculation, and

                         (i) for purposes of the foregoing calculation, the transaction giving rise to the need to calculate the pro forma effect to any of the following events shall be assumed to have occurred on the first day of the four fiscal quarter period last ended before the occurrence of the respective event for which such pro forma effect is being determined (the "Reference Period"), and

                        (ii) in making any determination with respect to the incurrence or assumption of any Indebtedness or





                    issuance of any Disqualified Preferred Stock during the Reference Period or subsequent to the Reference Period and on or prior to the date of the transaction referenced in clause (i) above (the "Transaction Date"), (w) all Indebtedness or Disqualified Preferred Stock (including the Indebtedness or Disqualified Preferred Stock incurred or assumed and for which the financial effect is being calculated) incurred or permanently repaid during the Reference Period shall be deemed to have been incurred or repaid at the beginning of such period, (x) Consolidated Net Interest Expense of such Person attributable to interest or dividends on any Indebtedness or Disqualified Preferred Stock, as the case may be, bearing floating interest rates should be computed on a pro forma basis as if the rate in effect on the Transaction Date had been the applicable rate for the entire period, (y) Consolidated Net Interest Expense of such Person attributable to interest on any Indebtedness under any revolving credit facility which was in effect during the respective Reference Period shall be computed on a pro forma basis based upon the average daily balance of such Indebtedness outstanding during the applicable period (or, if shorter, the portion of the period during which the revolving credit facility was in effect) and (z) Consolidated Net Interest Expense will be increased or reduced by the net cost (including amortization of discount) or benefit (after giving effect to amortization of discount) associated with the Interest Rate Protection Agreements, which will remain in effect for the twelve-month period after the Transaction Date and which shall have the effect of fixing the interest rate on the date of computation, and

                       (iii) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any acquisition of part or all of a business or division of another Person or any Significant Divestiture which occurred during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date, Consolidated EBITDA shall be determined as if such acquisition or Significant Divestiture occurred on the first day of the Reference Period, taking into account cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act of 1933, as amended, as if such cost savings or expenses were realized on the first day of the Reference Period.

                    "Purchase" means a purchase by the Purchaser of
               Receivables from a Seller pursuant to Article II.

                    "Purchase Date" has the meaning assigned to that term
               in Section 2.02(a).





                    "Purchased Receivable" means any Receivable which,
               pursuant to the procedure described in Section 2.02(c), has been identified as a Purchased Receivable.

                    "Receivable" means the indebtedness of any Obligor
               under a Contract (including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto).

                    "Receivables Purchase Request" has the meaning assigned
               to that term in Section 2.02(a).

                    "Related Security" means with respect to any
               Receivable:

                         (i) all of the relevant Seller's right, title and interest in and to all Contracts or other agreements that relate to such Receivable;

                        (ii) all of the relevant Seller's interest in the merchandise (including returned merchandise), if any, relating to the sale which gave rise to such Receivable;

                       (iii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

                        (iv)  all guarantees, insurance and other
                    agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

                         (v)  all other books, records and other
                    information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

                    "Servicer" means at any time the Person(s) then
               authorized pursuant to Article VI to service, administer and collect Transferred Receivables.

                    "Servicer Default" means the occurrence or existence of
               one or more of the following events or conditions:

                         (a)  The Servicer (i) shall fail to make any
                    payment or deposit to be made by it hereunder when due and such failure shall remain unremedied for two





                    Business Days, (ii) shall fail to deliver any Monthly Report when required hereunder and such failure shall remain unremedied for three Business Days, or (iii) shall fail to perform or observe any other term, covenant or agreement hereunder and such failure shall remain unremedied for ten days after the earlier of the Servicer's actual knowledge thereof or written notice to the Servicer thereof; or

                         (b) Any information or report delivered by the Servicer under or in connection with this Agreement, including any Monthly Report shall prove to have been incorrect or untrue in any material respect when made or delivered and (if correctable) shall remain incorrect or untrue for ten days after the earlier of actual knowledge by the Servicer of such incorrectness or untruth or written notice thereof shall have been given by the Purchaser to the Servicer; or

                         (c) The Servicer shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Servicer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Servicer (but not instituted by the Servicer), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Servicer shall take any corporate action to authorize any of the actions set forth above in this subsection
                    (c).

                    "Servicer Fee" has the meaning assigned to that term in
               Section 6.03.

                    "Settlement Date" means the tenth day of each month (or
               if such day is not a Business Day, the immediately succeeding Business Day); provided, however, that following the occurrence of an Event of Termination, Settlement Dates shall occur on such days as are selected from time to time by the Purchaser or its designee in a written notice to the Servicer.





                    "Subsidiary" means, with respect to any Person, any
               corporation, partnership, association, joint venture, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at all times owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

                    "Transferred Receivable" means a Purchased Receivable
               or a Contributed Receivable.

                    "UCC" means the Uniform Commercial Code as from time to
               time in effect in the specified jurisdiction.

                    SECTION 1.02.  Other Terms.  The terms "Cash
          Equivalents", "Consolidated Debt", "Disqualified Preferred Stock", "Dividends", "Fiscal Year", "Restricted Subsidiaries", "Services Agreement", "Significant Divestiture" and "Transaction" shall have the meanings attributed thereto in the Bank Credit Agreement as in effect on the date hereof, without giving effect to any amendments to the Bank Credit Agreement (unless the Purchaser and any assignee of the Purchaser shall have consented to such amendments in writing), and regardless of any subsequent expiration or termination of the Bank Credit Agreement. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

                    SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".


                                      ARTICLE II

                   AMOUNTS AND TERMS OF PURCHASES AND CONTRIBUTIONS

                    SECTION 2.01. Facility. On the terms and conditions hereinafter set forth and without recourse (except to the extent as is specifically provided herein), the Purchaser may purchase from any Seller Eligible Receivables of such Seller from time to time during the period from the Initial Purchase Date to the Facility Termination Date. Under no circumstances shall the Purchaser make any Purchase if, after giving effect to such





          Purchase, the aggregate outstanding Invested Amount would exceed the Maximum Purchase Limit.

                    SECTION 2.02.  Making Purchases.

                    (a) Purchases. Each Purchase from a Seller shall be made (x) in the case of a Purchase for a proposed purchase price in excess of $20,000,000, on at least three Business Days' notice from such Seller to the Purchaser (except on the Initial Purchase
          Date), and (y) in the case of a Purchase for a proposed purchase price of $20,000,000 or less, on notice from such Seller to the Purchaser given no later than 10:00 A.M. (New York City time) on the date of such Purchase. Each such request for a Purchase (each a "Receivables Purchase Request") shall specify the date of such Purchase (which shall be a Business Day) and the proposed purchase price (as determined in Section 2.02(b)) for such Purchase. The Purchaser shall promptly notify the relevant Seller whether it has determined to make such Purchase. On the date of each Purchase (each a "Purchase Date"), the Purchaser shall, upon satisfaction of the applicable conditions set forth in Article III, pay the purchase price for such Purchase by deposit of such amount in same day funds to the relevant Seller's account designated by such Seller.

                    (b) Determination of Purchase Price. The purchase price for the Receivables that are the subject of any Purchase hereunder shall be determined on or prior to the date of such Purchase, and shall be equal to the Outstanding Balance of such Receivables as set forth in the relevant Seller's Aged Trial Balance, minus the Discount for such Purchase.

                    (c) Identification of Purchased Receivables; Related Security. On each Purchase Date, a sufficient number of Eligible Receivables (that do not already constitute Transferred Receivables hereunder) of the pertinent Seller shall be identified as Purchased Receivables so that the Outstanding Balance of such Purchased Receivables so identified shall result in the purchase price determined in accordance with
          Section 2.02(b). The Purchased Receivables will be identified by reference to the Aged Trial Balance of such Seller. Starting with the first Obligor listed on the Aged Trial Balance, each Eligible Receivable owed by such Obligor (that does not already constitute a Transferred Receivable hereunder) shall constitute a Purchased Receivable. Additional Purchased Receivables shall be identified in a similar manner by proceeding down the Aged Trial Balance of such Seller, in numerical sequence for subsequent Obligors.

                    (d) Absolute Sale. On each Purchase Date, after giving effect to each Purchase, the Purchaser shall own the Purchased Receivables which have been identified according to the procedure described in subsection (c) above. The Purchase of any Receivable shall include all Related Security with respect to such Receivable. It is the intention of the parties hereto that





          each Purchase of Receivables to be made hereunder shall constitute a sale of such Receivables by the relevant Seller to the Purchaser for all purposes, such sale vesting in the Purchaser all right, title to and interest in the Receivables so purchased and the Related Security with respect thereto. Each Seller agrees to note in its financial statements and master data processing records that the Purchased Receivables have been sold to the Purchaser.

                    (e) Reconstruction of Trial Balance. If at any time any Seller fails to generate its Aged Trial Balance, the Purchaser shall have the right to reconstruct such Aged Trial Balance so that a determination of the Purchased Receivables can be made pursuant to Section 2.02(c). Each Seller agrees to cooperate with such reconstruction of the Aged Trial Balance, including, without limitation, the delivery to the Purchaser, upon the Purchaser's request, of copies of all Contracts and all records relating to the Contracts and the Receivables.

                    SECTION 2.03. Collections. (a) The Purchaser agrees to provide to the Sellers, upon request, access to all information received by the Purchaser from any Lock-Box Bank. In the event that any Seller believes that Collections which are not Collections of Transferred Receivables have been deposited into a Lock-Box Account, such Seller shall so advise the Purchaser and, on the Business Day following such identification, the Purchaser shall remit all Collections so deposited which are identified, to the Purchaser's satisfaction, to be Collections of Receivables which are not Transferred Receivables to the Seller that originated such Transferred Receivable.

                    (b) Any Collections of Transferred Receivables received by any Seller shall be remitted directly to one of the Lock-Box Accounts within one Business Day of such Seller's receipt.

                    SECTION 2.04. General Settlement Procedures. (a) If on any day the Outstanding Balance of any Purchased Receivable is
          (i) reduced as a result of any defective, rejected, returned repossessed or foreclosed merchandise or services or any cash discount, credit memo, rebate, cooperative advertising, chargeback or other adjustment by the Sellers, or (ii) reduced or canceled as a result of a set-off or dispute in respect of any claim by the Obligor thereof against the Seller which originated such Purchased Receivable (whether such claim arises out of the same or a related transaction or an unrelated transaction but excluding adjustments, reductions or cancellations in respect of such Obligor's bankruptcy), the relevant Seller shall be deemed to have received on such day a Collection of such Purchased Receivable in the amount of such reduction or cancellation. If such Seller is not the Servicer, such Seller shall pay to the Servicer on or prior to the next Settlement Date all amounts deemed to have been received pursuant to this subsection.





                    (b) Upon discovery by any Seller or the Purchaser of a breach of any of the representations and warranties made by any Seller in Section 4.01(l) with respect to any Receivable, such party shall give prompt written notice thereof to the Purchaser or such Seller, as the case may be, as soon as practicable and in any event within three Business Days following such discovery. The Seller which made such representation or warranty shall, upon not less than two Business Days' notice from the Purchaser or its assignee or designee, repurchase such Receivable on the next succeeding Settlement Date for a repurchase price equal to the Outstanding Balance of such Receivable. Each repurchase of a Receivable shall include the Related Security with respect to such Receivable. The proceeds of any such repurchase shall be deemed to be a Collection in respect of such Receivable. If the repurchasing Seller is not the Servicer, such Seller shall pay to the Servicer on or prior to the next Settlement Date the repurchase price required to be paid pursuant to this subsection.

                    (c)  Except as stated in subsection (a) of this
          Section 2.04 or as otherwise required by law or the underlying Contract, all Collections from an Obligor of any Transferred Receivable shall be applied to Transferred Receivables (originated by the relevant Seller) then outstanding of such Obligor in the order of the age of such Transferred Receivables, starting with the oldest such Transferred Receivable, unless such Obligor designates its payment for application to specific Transferred Receivables.

                    SECTION 2.05.  Payments and Computations, Etc.
          (a) All amounts to be paid or deposited by a Seller hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 A.M. (New York City time) on the day when due in lawful money of the United States of America in same day funds to the relevant Lock-Box Account.

                    (b) Each Seller shall, to the extent permitted by law, pay to the Purchaser interest on all amounts not paid or deposited by such Seller when due hereunder at 1.5% per annum above the CP Rate, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.

                    (c) All computations of interest and all computations of fees hereunder and under the separate fee agreement shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

                    SECTION 2.06.  Contributions.  Each Seller may from
          time to time during the period from the Initial Purchase Date to the Facility Termination Date, at its option, by notice to the Purchaser, identify Receivables which it proposes to contribute to the Purchaser as a capital contribution. Such Receivables shall be identified by reference to the relevant Seller's Aged
          Trial Balance.  On the date of each such contribution and after





          giving effect thereto, the Purchaser shall own the Receivables so identified and contributed (collectively, the "Contributed Receivables") and all Related Security with respect thereto. Unless the relevant Seller shall notify the Purchaser to the contrary as to any specified Receivables, the Seller represents to the Purchaser that each Contributed Receivable is an Eligible Receivable as of the date of its contribution.

                                     ARTICLE III

                               CONDITIONS OF PURCHASES

                    SECTION 3.01. Conditions Precedent to Initial Purchase from the Sellers. The initial Purchase of Receivables from the Sellers hereunder is subject to the condition precedent that the Purchaser shall have received on or before the Initial Purchase Date the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Purchaser:

                    (a) A copy of the resolutions adopted by the Board of Directors of each Seller authorizing specified officers of such Seller to enter into, and to perform all necessary actions in connection with, this Agreement and the transactions contemplated by this Agreement, certified by such Seller's Secretary or Assistant Secretary;

                    (b) A certificate of the Secretary or Assistant Secretary of each Seller certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other documents to be delivered by it hereunder;

                    (c) Acknowledgment copies of proper Financing Statements (Form UCC-1), duly filed on or before the date of the initial Purchase from each Seller, naming each Seller as the debtor and the Purchaser as the secured party, or other similar instruments or documents, as may be necessary or, in the opinion of the Purchaser, advisable under the UCC of all appropriate jurisdictions or other applicable law to perfect the Purchaser's ownership of and security interest in the Receivables and Related Security and Collections with respect thereto;

                    (d) Certified copies of Requests for Information or Copies (Form UCC-11) (or a similar search report certified by a party acceptable to the Purchaser), dated a date reasonably near to the date of such initial Purchase, listing all effective financing statements (including those referred to in Section 3.01(c)) which name any Seller (under its present name and any previous name) as debtor and which are filed in the jurisdictions in which filings were made pursuant to Section 3.01(c), together with copies of such financing statements (none of which (except those filed pursuant to Section 3.01(c)) shall cover any property which





               may be Receivables, or Related Security or Collections with respect thereto;

                    (e) Acknowledgment copies of proper Financing Statements (Form UCC-3), if any, necessary to release all security interests and other rights of any Person in the Receivables previously granted by any Seller;

                    (f) Lock-Box Agreements in respect of each Lock-Box Account, duly executed by the Lock-Box Bank holding such Lock-Box Account;

                    (g) A favorable opinion of Morgan Lewis & Bockius, counsel for the Sellers and Interco, reasonably acceptable to the Purchaser, in each case in substantially the form of Exhibit A, and, in each case, as to such other matters as the Purchaser may reasonably request;

                    (h) A good standing certificate for each Seller issued by the Secretary of State of such Seller's state of incorporation;

                    (i) The Articles of Incorporation of each Seller, duly certified by the Secretary of State of such Seller's respective state of incorporation, as of a recent date acceptable to Purchaser, together with a copy of the By-laws of each Seller, duly certified by the Secretary or an Assistant Secretary of such Seller;

                    (j) A copy of the resolutions adopted by the Board of Directors of Interco authorizing specified officers of Interco to enter into, and to perform all necessary actions in connection with, the Interco Agreement, certified by Interco's Secretary or Assistant Secretary;

                    (k) A certificate of the Secretary or Assistant Secretary of Interco certifying the names and true signatures of the officers authorized on its behalf to sign the Interco Agreement and the other documents to be delivered by it thereunder;

                    (l) The Articles of Incorporation of Interco, duly certified by the Secretary of State of Delaware, as of a recent date acceptable to Purchaser, together with a copy of the By-laws of Interco, duly certified by the Secretary or an Assistant Secretary of Interco;

                    (m)  The Interco Agreement;

                    (n) A certificate of the Secretary or Assistant Secretary of Lane and Broyhill certifying that attached thereto is a true and complete copy of the Bank Credit Agreement and the Security Agreement referred to therein; and





                    (o) The Intercreditor Agreement, duly executed by the parties thereto.

                    SECTION 3.02. Conditions Precedent to All Purchases. Each Purchase (including the initial Purchase on the Initial Purchase Date) hereunder shall be subject to the further conditions precedent that:

                    (a) with respect to any such Purchase, on or prior to the date of such Purchase, each Seller shall have delivered to the Purchaser, if requested by the Purchaser, (i) such Seller's Aged Trial Balance (which if in magnetic tape or diskette format shall be compatible with the Purchaser's computer equipment) as of a date not more than 31 days prior to the date of such Purchase, and (ii) a written report identifying, among other things, the Receivables to be included in such Purchase and the then outstanding Purchased Receivables originated by such Seller and the aged balance thereof, in each case correlated to Purchases;

                    (b) with respect to any such Purchase, on or prior to the date of such Purchase, the Servicer shall have delivered to the Purchaser, in form and substance satisfactory to the Purchaser, a completed Monthly Report for the most recently ended reporting period for which information is required pursuant to Section 6.02(b) and containing such additional information as may be reasonably requested by the Purchaser;

                    (c) Each Seller shall have marked its master data processing records and, at the request of the Purchaser, each Contract (other than any invoice sent to the Obligor under such Contract) giving rise to Purchased Receivables and all other relevant records evidencing the Receivables which are the subject of such Purchase with a legend, acceptable to the Purchaser, stating that such Receivables, the Related Security with respect thereto, and Collections with respect thereto and other proceeds thereof, have been sold in accordance with this Agreement; and

                    (d) on the date of such Purchase the following statements shall be true (and each Seller, by accepting the amount of such Purchase, shall be deemed to have certified that):

                         (i) On the Initial Purchase Date hereunder such Seller's representations and warranties contained in
                    Section 4.01 are correct on and as of such day as though made on and as of such date, and on the date of each subsequent Purchase such Seller's representations and warranties contained in Section 4.01(l) and (n)-(s) are correct on and as of such day as though made on and as of such date,





                        (ii) No event has occurred and is continuing, or would result from such Purchase, which constitutes an Event of Termination or would constitute an Event of Termination but for the requirement that notice be given or time elapse or both, and

                       (iii) The Purchaser shall not have delivered to such Seller a notice that the Purchaser shall not make any further Purchases hereunder, and

                        (iv)  No event described in paragraph (g) of
                    Section 7.01 has occurred and is continuing (without giving effect to the 30-day period provided therein for dismissal or stay); and

                    (e) the Purchaser shall have received such other approvals, opinions or documents as the Purchaser may reasonably request.


                                      ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES

                    SECTION 4.01. Representations and Warranties of the Sellers. Each Seller represents and warrants, as of the Initial Purchase Date, as to itself as follows:

                    (a) Such Seller has been duly organized and is validly existing as a corporation in good standing under the laws of its respective jurisdiction of incorporation, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Receivables.

                    (b) Such Seller is duly qualified to do business and is in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals.

                    (c) Such Seller has (i) all necessary power, authority and legal right to (1) execute and deliver this Agreement and the documents to be executed and delivered in connection herewith (together, the "Agreement Documents"), (2) carry out the terms of the Agreement Documents, (3) sell, assign and contribute Receivables on the terms and conditions herein provided and (ii) duly authorized such sale, assignment and contribution to Purchaser by all necessary corporate action; and such Seller has duly authorized by all necessary corporate action the execution, delivery, and





               performance of this Agreement and the other Agreement
               Documents.

                    (d) This Agreement constitutes a valid sale, transfer, and assignment of the Transferred Receivables to Purchaser, enforceable against creditors of, and purchasers from, such Seller; and this Agreement constitutes, and each other Agreement Document to be signed by such Seller when duly executed and delivered will constitute, a legal, valid and binding obligation of such Seller enforceable in accordance with its terms. Such Seller shall have no remaining property interest in any Transferred Receivable.

                    (e) The consummation of the transactions contemplated by this Agreement and the other Agreement Documents and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or by-laws of such Seller, or any indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument to which such Seller is a party or binding on or affecting such Seller or its property, or result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement, or violate any law or any order, rule, or regulation applicable to such Seller of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over such Seller or any of its properties.

                    (f) There are no proceedings or investigations pending, or threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (A) asserting the invalidity of this Agreement or any other Agreement Document, (B) seeking to prevent the consummation of any of the transactions contemplated by this or any other Agreement Document, or
               (C) seeking any determination or ruling that could reasonably be expected to materially and adversely affect
               (i) the performance by such Seller or Servicer of its obligations under this Agreement, or (ii) the validity or enforceability of this Agreement, any other Agreement Document, the Receivables or the Contracts.

                    (g) No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

                    (h) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Seller of this Agreement or any other Agreement Document except for the filing of the





               UCC Financing Statements referred to in Article III, all of which, at the time required in Article III, shall have been duly made and shall be in full force and effect.

                    (i) (i) The audited consolidated and consolidating financial statements of Interco and its Subsidiaries (including the consolidated balance sheet, and the related statements of income and cash flow and changes in shareholders' equity) as at December 31, 1993 and (ii) the unaudited consolidated and consolidating financial statements of Interco and its Subsidiaries as at September 30, 1994, copies of which have been furnished to the Purchaser, have been prepared in conformity with generally accepted accounting principles consistently applied and fairly present the financial condition of Interco and its Subsidiaries as at such dates and the results of the operations of Interco and its Subsidiaries for the periods then ended.

                    (j) Since September 30, 1994, there has been no material adverse change in the financial condition, operations or prospects of Interco and its Subsidiaries.

                    (k) No injunction, decree or other decision has been issued or made by any court, government or agency or instrumentality thereof that prevents, and no threat by any person has been made, to the best of such Seller's knowledge, to attempt to obtain any such decision that can reasonably be expected to prevent, such Seller from conducting a significant part of its business operations.

                    (l) Each Receivable purported to be sold by such Seller hereunder is an Eligible Receivable, and each such Receivable and each Transferred Receivable, together with the related Contract and all purchase orders and other agreements related to such Receivable, is owned by such Seller free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser) except as provided herein; when Purchaser makes a Purchase it shall acquire valid and perfected first priority ownership of each Purchased Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser) except as provided hereunder; and no effective financing statement or other instrument similar in effect covering any Transferred Receivable, any interest therein, the Related Security or Collections with respect thereto is on file in any recording office except such as may be filed in favor of Purchaser in accordance with this Agreement or in connection with any Adverse Claim arising solely as the result of any action taken by the Purchaser.





                    (m) No Monthly Report (if prepared by such Seller, or to the extent that information contained therein was supplied by such Seller), information, exhibit, financial statement, document, book, record or report furnished or to be furnished by such Seller to the Purchaser in connection with this Agreement was or will be inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed to the Purchaser) as of the date so furnished, or contained or will contain any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

                    (n) The chief place of business and chief executive office of such Seller and the offices where such Seller keeps all its books, records and documents evidencing Receivables, the related Contracts and all purchase orders and other agreements related to such Receivables are located at the addresses specified in Schedule I (or at such other locations, notified to the Purchaser in accordance with
               Section 5.01(f), in jurisdictions where all action required by Section 6.06 has been taken and completed).

                    (o) The names and addresses of all the Lock-Box Banks, together with the account number of the Lock-Box Accounts of such Seller at such Lock-Box Banks, are specified in
               Schedule II (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Purchaser in accordance with Section 5.03(d)).

                    (p) With respect to any programs used by such Seller in the servicing of the Receivables, no sublicensing agreements are necessary in connection with the designation of a new Servicer pursuant to Section 6.01(b) so that such new Servicer shall have the benefit of such programs (it being understood that, however, the Servicer, if other than such Seller, shall be required to be bound by a confidentiality agreement reasonably acceptable to such Seller).

                    (q) The transfers of Transferred Receivables by such Seller to the Purchaser pursuant to this Agreement, and all other transactions between such Seller and the Purchaser, have been and will be made in good faith and for fair consideration or reasonably equivalent value and without intent to hinder, delay or defraud creditors of such Seller.

                    (r) Such Seller will use the proceeds of sales of its Receivables hereunder to repay Debt on which it is primarily obligated and for its own working capital and general corporate purposes, including without limitation (i) the payment of dividends on its capital stock, provided that such dividends are properly authorized by all requisite corporate action and are in compliance with applicable law





               and (ii) loans to [name of Affiliate], provided that such loans are made on arm's length terms and conditions and in accordance with the consolidated cash management system for Interco and its Subsidiaries.

                    (s) If less than all of the Receivables of such Seller have been transferred to the Purchaser pursuant to this Agreement, no selection procedure was utilized by such Seller in selecting the Receivables to be transferred to the Purchaser hereunder which is adverse to the interests of the Purchaser or would reasonably be expected to result in a Default Ratio or Net Dilution Ratio, calculated for such Transferred Receivables, which is greater than the Default Ratio or Net Dilution Ratio, calculated for all Receivables.


                                      ARTICLE V

                                      COVENANTS

                    SECTION 5.01. Affirmative Covenants of the Sellers. From the Initial Purchase Date until the first day following the Facility Termination Date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables, each Seller will, unless the Purchaser shall otherwise consent in writing:

                    (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders with respect to the Receivables and related
               Contracts.

                    (b) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (i) the interests of the Purchaser hereunder or
               (ii) the ability of such Seller or the Servicer to perform their respective obligations hereunder.

                    (c) Audits. At any time and from time to time during regular business hours (but subject to reasonable notice at any time when no Event of Termination exists), permit the Purchaser, or its agents, representatives or assigns,
               (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such Seller relating to Receivables and Related Security, and (ii) to visit the offices and properties of such Seller for the purpose of examining such materials described in clause (i) above, and to discuss matters





               relating to Receivables originated by such Seller and the Related Security or such Seller's performance hereunder or under the Contracts with any of the officers or employees of such Seller having knowledge of such matters.

                    (d) Keeping of Records and Books of Account. Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Each Seller shall make a notation in its books and records, including its computer files, to indicate which Receivables have been sold or contributed to the Purchaser hereunder.

                    (e) Performance and Compliance with Transferred Receivables and Contracts. At its expense timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Transferred Receivables originated by such Seller and all purchase orders and other agreements relating to such Transferred Receivables.

                    (f) Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Receivables and all related Contracts and all purchase orders and other agreements related to Receivables (and all original documents relating thereto), at the address(es) of such Seller referred to in Section 4.01(n) or, upon 30 days prior written notice to the Purchaser, at such other locations in jurisdictions where all action required by Section 6.06 shall have been taken and completed.

                    (g) Credit and Collection Policy. Comply in all material respects with the Credit and Collection Policy in regard to each Transferred Receivable and the Related Contract.

                    (h) Collections. Commencing no later than December 15, 1994, instruct all Obligors to cause all Collections of Receivables to be deposited directly to a Lock-Box Account. Each Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Receivables.

                    (i) Audit. At such Seller's expense as at or about six months following the execution of this Agreement, permit





               the Purchaser to conduct through Deloitte & Touche LLP an audit, satisfactory to the Purchaser, of the Purchased Receivables and matters related thereto.

                    (j) Daily Settlement Trigger. From and after the occurrence of a Daily Settlement Trigger (but in no event prior to the earlier of (i) the date that all of the Sellers shall have notified the Purchaser that they have modified their accounting and computing systems so as to be capable of producing daily settlement reports and (ii) February 1,
               1995), (a) cause the Servicer to submit daily settlement reports in form and substance satisfactory to the Purchaser and (b) cause all Collections (and only Collections) to be deposited daily into an account (the "Concentration Account") maintained in a bank acceptable to the Purchaser in the name of the Purchaser and/or the Purchaser's assignee. No funds in the Concentration Account shall be distributed to or for the benefit of any Seller until the Purchaser and the Purchaser's assignee (if any) each notifies the bank in which the Concentration Account is located to release funds therein to such persons. The funds in the Concentration Account shall be invested in a manner acceptable to the Purchaser and/or the Purchaser's assignee. If all events constituting a Daily Settlement Trigger shall have been cured or shall no longer be continuing, and no Event of Termination shall then exist, the Sellers and Servicer may resume processing Collections as they did immediately prior to the occurrence of a Daily Settlement Trigger and the Servicer may resume delivery of the settlement report on a monthly basis.

                    (k) Separate Records. Maintain separate corporate records and books of account from those of the Purchaser.

                    (l) Separate Conduct of Business. (i) Conduct its business from an office separate from that of the Purchaser
               (but which office may be located in the same facility as the Purchaser); (ii) ensure that all oral and written communications, including without limitation, letters, invoices, purchase orders, contracts, statements and applications, will be made solely in its own name;
               (iii) have stationery and other business forms and mailing address and a telephone number separate from those of the Purchaser; (iv) not hold itself out as having agreed to pay, or as being liable for, the obligations of the Purchaser;
               (v) not engage in any transaction with the Purchaser except as contemplated by this Agreement or as permitted by the CL
               Sale Agreement (vi) continuously maintain as official records the resolutions, agreements and other instruments underlying the transactions contemplated by this Agreement;
               (vii) disclose on its annual financial statements (A) the effects of the transactions contemplated by this Agreement in accordance with generally accepted accounting principles;
               and (B) that the assets of the Purchaser are not available





               to pay its creditors; and (viii) comply with (and cause to be true and correct) each of the facts and assumptions contained in paragraphs (a) - (r) on pages 3 - 6 of the opinion of Morgan Lewis & Bockius delivered pursuant to
               Section 3.01(g) of this Agreement.

                    (m) Lane Reporting Requirement. In the case of Lane and Action, use their best efforts as soon as reasonably practicable to implement systems capable of reporting Receivables agings without giving effect to grace periods and reporting Dilution in accordance with the definition of Dilution contained herein.

                    (n) Broyhill Reporting Requirement. In the case of Broyhill, use its best efforts as soon as reasonably practicable to implement systems capable of reporting Receivables agings from due date rather than invoice date and reporting Dilution attributable to cooperative advertising payments.

                    (o)  Daily Reporting.  As soon as reasonably
               practicable, and in any event no later than February 1, 1995, modify its accounting and computer systems so as to be capable of producing daily settlement reports. Each Seller will immediately notify the Purchaser when it has achieved such capability.

                    (p) Advertising Payments. As soon as reasonably practicable, and in any event no later than February 1, 1995, modify its accounting and computer systems so as to be capable of separately identifying cooperative advertising payments for Receivables originated by Broyhill. Broyhill will immediately notify the Purchaser when it has achieved such capability.

                    SECTION 5.02. Reporting Requirements of the Sellers. From the date hereof until the first day following the Facility Termination Date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables, each Seller will, unless the Purchaser shall otherwise consent in writing, furnish to the Purchaser:

                    (a) Audit Report. Within 90 days after each fiscal year of Interco a copy of an annual audit report of Interco and its Subsidiaries prepared in conformity with generally accepted accounting principles consistently (except as specifically noted therein) applied, duly certified without qualifications (as to going concern or other matters which in the Purchaser's reasonable opinion might adversely affect the ability of any Seller to perform its obligations under this Agreement) by Peat Marwick or other independent certified public accountants of recognized standing selected by the Sellers and reasonably acceptable to the Purchaser; provided, however, that the requirements of this clause (a)





               may be satisfied by delivery of Interco's form 10-K filed with the Securities and Exchange Commission.

                    (b) Interim Reports. As soon as available, but no later than 45 days after each fiscal quarter, a copy of unaudited consolidated and consolidating financial statements of Interco and its Subsidiaries prepared otherwise in the same manner as the audited financial statements referred to in clause (a) of this Section 5.02; provided, however, that the requirements of this clause (b) may be satisfied by delivery of Interco's form 10-Q filed with the Securities and Exchange Commission.

                    (c) Auditor's Materials. Promptly upon receipt thereof, copies of all detailed financial and management reports regarding such Seller to the extent relating to the Receivables submitted to such Seller by independent public accountants in connection with each annual or interim report made by such accountants.

                    (d) Termination Events. As soon as possible and in any event within five days after the occurrence of each Event of Termination or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Termination, a written statement of the chief financial officer or chief accounting officer of such Seller setting forth details of such event and the action that such Seller proposes to take with respect thereto.

                    (e) Litigation. As soon as possible and in any event within 10 Business Days of such Seller's knowledge thereof, notice of (i) any litigation, investigation or proceeding which may exist at any time which could reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of such Seller or impair the ability of such Seller or the Servicer to perform its obligations under this Agreement and (ii) any material adverse development in previously disclosed litigation.

                    (f) Other Information. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of such Seller or any Subsidiary as the Purchaser may from time to time reasonably request in order to protect the Purchaser's interests under or as contemplated by this Agreement.

                    (g) Haverty Furniture Companies, Inc. Promptly (and in any event within ten Business Days) after such Seller's receipt thereof, a copy of the quarterly and annual financial statements of Haverty Furniture Companies, Inc.





                    (h) Daily Settlement Trigger. Promptly (and in any event within three Business Days) after an executive officer of such Seller obtains knowledge thereof, notice of the occurrence of any event which constitutes a Daily Settlement Trigger.

                    (i) Officer's Certificate.  At the time of the delivery
               of the financial statements provided for in clauses (a) and
               (b) of this paragraph, a certificate of the chief financial officer of such Seller to the effect that, to the best of such officer's knowledge, no Event of Termination or Daily Settlement Trigger has occurred and is continuing or, if any Event of Termination or Daily Settlement Trigger has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish compliance with the ratios and tests set forth in clauses (a), (b), (c) and (g) of the definition of Daily Settlement Trigger.

                    SECTION 5.03. Negative Covenants of the Sellers. From the Initial Puchase Date until the date following the Facility Termination Date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables, each Seller will not, without the written consent of the Purchaser:

                    (a) Sales, Liens, Etc. Except as otherwise provided herein or in the Intercreditor Agreement, create or suffer to exist (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to any Receivable or related Contract or Related Security, or upon or with respect to any Lock-Box Account or other collection account to which any Collections of Receivables are sent, or assign any right to receive income in respect thereof.

                    (b) Extension or Amendment of Transferred Receivables. Except for extensions, amendments or other modifications which (i) do not decrease the Outstanding Balance of or adversely affect the collectibility of a Transferred Receivable or (ii) are otherwise permitted pursuant to Sec-tion 6.02(c), extend, amend or otherwise modify the terms of any Transferred Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

                    (c) Change in Business or Credit and Collection Policy. Make any change in the character of its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Transferred Receivables or the ability of such Seller to perform its obligations under this Agreement without the prior written consent of the Purchaser (or its assigns). Such Seller shall not make any other change without 30 Business Days prior written notice to the Purchaser (or its assigns).





                    (d) Change in Payment Instructions to Obligors. Add or terminate any bank as Lock-Box Bank from those listed in
               Schedule II, or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Bank, unless the Purchaser shall have received notice of such addition, termination or change and copies of Lock-Box Agreements with each new Lock-Box Bank.

                    (e) Change in Corporate Name, Etc. Make any change to its name or structure, or use any tradenames, fictitious names, assumed names or "doing business as" names, unless, in the case of each such name change or use and prior to the effective date thereof, such Seller delivers to the Purchaser such financing statements or amendments to financing statements (Forms UCC-1 and UCC-3) executed by such Seller which the Purchaser may request to reflect such name change or use, together with such other documents and instruments that the Purchaser may reasonably request in connection therewith.

                    (f) Certain Changes in Bank Credit Agreement. Amend or modify the financial covenants (or the related definitions) contained in the Bank Credit Agreement so as to make the same more restrictive than the previously existing provisions with respect thereto, unless concurrently therewith the Sellers enter into an amendment of this Agreement, in form and substance reasonably satisfactory to the Purchaser and any assignee of the Purchaser, modifying the ratios (and, if appropriate, the related definitions) referred to in clauses (a), (b) and (c) of the definition of "Daily Settlement Trigger" hereunder so as to be proportionately more restrictive.

                    SECTION 5.04. Affirmative Covenant of the Sellers and the Purchaser. Each Seller and the Purchaser shall record each Purchase as a sale or purchase, as the case may be, on its books and records, and reflect each Purchase in its financial statements and tax returns as a sale or purchase, as the case may be.

                    SECTION 5.05. Grant of Security Interest. To secure all obligations of the Sellers arising in connection with this Agreement, and each other agreement entered into in connection with this Agreement, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, Indemnified Amounts, payments on account of Collections received or deemed to be received, and any other amounts due the Purchaser hereunder, each Seller hereby assigns and grants to Purchaser, effective on the Initial Purchase Date, a security interest in all of such Seller's right, title and interest now or hereafter existing in, to and under all Receivables which do not constitute Transferred Receivables, the Related Security and all Collections with regard thereto.






                                      ARTICLE VI

                            ADMINISTRATION AND COLLECTION

                    SECTION 6.01. Designation of Servicer. (a) The servicing, administering and collection of the Transferred Receivables originated by each Seller shall be conducted by such Person (the "Servicer") so designated from time to time in accordance with this Section 6.01; provided, however, that the Servicer shall not have any rights to withdraw any amounts in any Lock-Box Account or any bank account of the Purchaser.

                    (b) Until the Purchaser gives notice (the "Successor Notice") to any Seller of a designation of a new Servicer for such Seller's Transferred Receivables, Lane is hereby designated as Servicer for Transferred Receivables originated by Lane or Action, and Broyhill is hereby designated as Servicer for Transferred Receivables originated by Broyhill. Lane and Broyhill each hereby agrees to perform the duties and obligations of the Servicer for such Transferred Receivables pursuant to the terms hereof. The Successor Notice may only be given following the occurrence and during the continuation of a Servicer Default. Any Servicer other than such Seller shall execute any confidentiality agreement reasonably requested by such Seller in connection with the designation of a new Servicer.

                    (c) Upon Lane or Broyhill's receipt of a Successor Notice, such Seller agrees that it will terminate its activities as Servicer hereunder in a manner which the Purchaser (or its designee) believes will facilitate the transition of the performance of such activities to the new Servicer, and such Seller shall use its best efforts to assist the Purchaser (or its designee) to take over the servicing, administering and collection of the Transferred Receivables.

                    (d) The Servicer may, with the prior consent of the Purchaser, subcontract with any other Person for servicing, administering or collecting Transferred Receivables, provided that the Servicer shall remain liable for the performance of the duties and obligations of the Servicer for the Transferred Receivables pursuant to the terms hereof.

                    SECTION 6.02.  Duties of The Servicer.  (a)  The
          Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Transferred Receivable originated by the relevant Seller from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the appropriate Credit and Collection Policy. The Purchaser hereby appoints the Servicer, from time to time designated pursuant to
          Section 6.01 for the Transferred Receivables originated by the relevant Seller, as agent to enforce its ownership and other rights in such Transferred Receivables, the Related Security and





          the Collections with respect thereto and other proceeds thereof. The Servicer shall, in performing its duties as Servicer, exercise the same care and apply the same policies as it would exercise and apply if it owned the Transferred Receivables and shall act in the best interests of the Purchaser.

                    (b) No later than the tenth day (or next Business Day if such day is not a Business Day) of each month, the Servicer shall prepare and forward to the Purchaser (i) a Monthly Report, relating to all then outstanding Transferred Receivables originated by the relevant Seller, and the Related Security and Collections with respect thereto, in each case, as of the close of business of the Servicer on the last day of the immediately preceding fiscal month, and (ii) a listing by Obligor of all Transferred Receivables originated by the relevant Seller correlating Purchased Receivables and Purchases, together with
          (x) an aging report of such Transferred Receivables, (y) a listing of each Obligor the total Receivables of which are in excess of 2% of the aggregate of all Transferred Receivables (other than those Obligors referred to in the succeeding clause
          (z)) and (z) the total Receivables of each of J.C. Penney Company, Inc., Sears Roebuck & Co. and Haverty Furniture Companies, Inc.

                    (c) If no Event of Termination or event that but for notice or lapse of time or both would constitute an Event of Termination shall have occurred and be continuing, each Seller, while it is the Servicer, may extend the maturity or adjust the Outstanding Balance of any Transferred Receivable originated by such Seller (or in the case of Lane acting as Servicer, originated by Action) as such Seller deems appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall either (x) be in accordance with the relevant Credit and Collection Policy or (y) adjust the Outstanding Balance of any Transferred Receivable to reflect the reductions or cancellations described in Section 2.04(a).

                    (d) Each Seller shall deliver to the applicable Servicer, and the Servicer shall hold in trust for such Seller and the Purchaser in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or diskettes) that evidence or relate to Transferred Receivables originated by such Seller.

                    (e) The Servicer shall hold in trust and legend appropriately for the relevant Seller and the Purchaser, in accordance with their respective interests, all computer tapes or diskettes that evidence or relate to Transferred Receivables.

                    (f) The Servicer shall as soon as practicable following receipt turn over to the relevant Seller any cash collections or other cash proceeds deposited to a Lock-Box
          Account which are not Collections of Transferred Receivables, less, in the event the Seller is not the Servicer, all reasonable





          and appropriate out-of-pocket costs and expenses of the Servicer of servicing, collecting and administering the Receivables to the extent not covered by the Servicer Fee received by it; provided, however, if the relevant Seller has failed to pay or perform any of its obligations hereunder, the Servicer shall retain any such collections which relate to Receivables which are not Transferred Receivables and, at the direction of the Purchaser or its assignee, apply the same to the payment or performance of such obligations.

                    (g) The Servicer also shall perform the other obligations of the "Servicer" set forth in this Agreement with respect to the Transferred Receivables originated by the relevant Seller.

                    SECTION 6.03. Servicer Fee. The Purchaser shall pay to the Servicer, so long as it is acting as the Servicer hereunder, a periodic collection fee (the "Servicer Fee") of 0.75 of 1% per annum on the average daily amount of outstanding Invested Amount with respect to the Purchased Receivables originated by the relevant Seller, payable on the tenth day of each month (or, if such day is not a Business Day, the immediately succeeding Business Day) or such other day during each calendar month as the Purchaser and the relevant Servicer shall agree.

                    SECTION 6.04. Rights of the Purchaser. (a) The Purchaser may, at any time, give notice of ownership and/or direct the Obligors of Transferred Receivables and any Person obligated on any Related Security, or any of them, that payment of all amounts payable under any Transferred Receivable be made directly to the Purchaser or its designee. Lane and Broyhill hereby transfer to the Purchaser (and its assigns or designees) the exclusive ownership and control of the Lock-Box Accounts maintained by such Sellers for the purpose of receiving Collections.

                    (b)  Each Seller shall, at any time upon the
          Purchaser's request and at such Seller's expense, give notice of such ownership to each Obligor of Transferred Receivables originated by such Seller and direct that payments of all amounts payable under such Transferred Receivables be made directly to the Purchaser or its designee.

                    (c) Each Seller shall, at the Purchaser's request, assemble all of the documents, instruments and other records (including, without limitation, computer tapes and diskettes) which evidence the Transferred Receivables originated by such Seller, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect the Transferred Receivables, and the Related Security and Collections with respect thereto, and shall make the same available to the Purchaser at a place selected by the Purchaser or its designee.





          The Purchaser shall also have the right to make copies of all such documents, instruments and other records at any time.

                    (d) Each Seller hereby authorizes the Purchaser to take any and all steps in such Seller's name and on behalf of each such Seller necessary or desirable, in the determination of the Purchaser, to collect all amounts due under any and all Transferred Receivables originated by such Seller, including, without limitation, endorsing such Seller's name on checks and other instruments representing Collections of Transferred Receivables originated by such Seller and enforcing such Transferred Receivables and the Related Contracts.

                    SECTION 6.05. Responsibilities of the Sellers. Anything herein to the contrary notwithstanding:

                    (a) Each Seller shall, prior to the initial Purchase from such Seller, transfer to the Purchaser (or its designee) legal and beneficial ownership of the collection accounts such Seller then maintains to receive Collections on the Receivables originated by such Seller which will be the subject of such Purchase (all of which accounts are identified on Schedule II), and furnish to the Purchaser (or is designee) a Lock-Box Agreement with respect to each such collection account, duly acknowledged by the bank holding each such collection account. Thereupon each such collection account shall, without further action, become a Lock-Box Account, and such Lock-Box Accounts thereafter shall be under the irrevocable and exclusive ownership and control of the Purchaser or its designee;

                    (b) Each Seller shall perform all of its obligations under the Contracts related to the Transferred Receivables originated by such Seller to the same extent as if such Seller had not sold or contributed Receivables hereunder and the exercise by the Purchaser of its rights hereunder shall not relieve such Seller from such obligations or its obligations with respect to the Transferred Receivables originated by such Seller;

                    (c) The Purchaser shall not have any obligation or liability with respect to any Transferred Receivables or related Contracts, nor shall the Purchaser be obligated to perform any of the obligations of any Seller thereunder;

                    (d) Each Seller shall cooperate with the relevant Servicer in collecting amounts due from Obligors in respect of the Transferred Receivables; and

                    (e) Each Seller hereby grants to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of such Seller all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right





               of any kind held or transmitted by such Seller or transmitted or received by Purchaser (whether or not from Seller) in connection with any Receivable.

                    SECTION 6.06. Further Assurances. (a) Each Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Purchaser may reasonably request in order to perfect, protect or more fully evidence the ownership of and security interest in the Receivables, and the Related Security and Collections with respect thereto, or to enable the Purchaser to exercise or enforce any of its respective rights hereunder.

                    (b) Without limiting the generality of the foregoing, each Seller will upon the Purchaser's request:

                         (i)  execute and file such financing or
                    continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate;

                        (ii)  deliver to the Purchaser copies of all
                    Contracts and all records relating to the Contracts and the Receivables, whether in hard copy or in magnetic tape or diskette format (which if in magnetic tape or diskette format shall be compatible with the Purchaser's computer equipment); and

                       (iii) mark conspicuously each invoice or other agreement evidencing each Receivable originated by such Seller and the related Contract with a legend, acceptable to the Purchaser, stating that such Receivables and the Related Security and Collections with respect thereto have been sold, or a security interest therein has been granted, in accordance with this Agreement.

                    (c) Each Seller hereby authorizes the Purchaser to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables originated by such Seller and the Related Security now existing or hereafter arising without the signature of such Seller where permitted by law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

                    (d) If any Seller fails to perform any of its agreements or obligations under this Agreement, the Purchaser may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Purchaser incurred in connection therewith shall be payable jointly and severally by the Sellers as provided in Section 8.01 or Section 9.06, as applicable.





                    SECTION 6.07. Transfer of Records to Purchaser. Each Purchase and contribution of Receivables hereunder shall include the transfer to the Purchaser of all of the relevant Seller's right and title to and interest in the records relating to such Receivables and shall include an irrevocable non-exclusive license to the use of such Seller's computer software system to access and create such records. Such license shall be without royalty or payment of any kind, is coupled with an interest, and shall be irrevocable until all of the Transferred Receivables are either collected in full or become Defaulted Receivables.

                    Each Seller shall take such action requested by the Purchaser, from time to time hereafter, that may be necessary or appropriate to ensure that the Purchaser has an enforceable ownership interest in the records relating to the Transferred Receivables and rights (whether by ownership, license or sublicense) to the use of such Seller's computer software system to access and create such records.

                    In recognition of each Seller's need to have access to the records transferred to the Purchaser hereunder, the Purchaser hereby grants to each Seller an irrevocable license to access such records in connection with any activity arising in the ordinary course of such Seller's business or in performance of its duties as Servicer, provided that (i) such Seller shall not disrupt or otherwise interfere with the Purchaser's use of and access to such records during such license period and (ii) such Seller consents to the assignment and delivery of the records (including any information contained therein relating to such Seller or its operations) to any assignees or transferees of the Purchaser provided they agree to hold such records confidential.


                                     ARTICLE VII

                                EVENTS OF TERMINATION

                    SECTION 7.01. Events of Termination. If any of the following events ("Events of Termination") shall occur and be continuing:

                    (a)  A Servicer Default shall have occurred; or

                    (b) Any Seller, any Affiliate of any Seller, or any designee of any Seller, as the case may be, shall fail (i) to transfer to the Purchaser when requested any rights which such Seller, such Affiliate or such designee, as the case may be, then has as Servicer within ten Business Days of the Purchaser's giving the notice referred to in Section 6.01(b) designating a new Servicer to succeed such Seller, such Affiliate or such designee, as the case may be, as Servicer, or (ii) to comply with the requirements of Section 2.03(b); or





                    (c) Any representation or warranty made or deemed made by any Seller or Interco under or in connection with this Agreement or the Interco Agreement or any information or report delivered by any Seller or Interco under or in connection with this Agreement or the Interco Agreement or any Monthly Report or other information or report delivered pursuant hereto or thereto or the Interco Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and (if correctable) shall remain incorrect or untrue for ten days after the earlier of actual knowledge by such Seller or Interco, as the case may be, of such incorrectness or untruth or written notice to such Seller or Interco thereof, as the case may be; or

                    (d) (i) Any Seller shall fail to perform or observe any covenant contained in Section 5.01, paragraph (a), (b),
               (d), (e), (f) or (g) of this Agreement and any such failure shall remain unremedied for twenty days after the earlier of such Seller's actual knowledge thereof or written notice to such Seller thereof, or (ii) any Seller or Interco shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or the Interco Agreement (other than as described in paragraph (a) above or clause (i) of this paragraph (d)) or in any other agreement delivered in connection herewith on such Seller's or Interco's part to be performed or observed and any such failure shall remain unremedied for ten days after the earlier of such Seller's or Interco's actual knowledge thereof or written notice thereof shall have been given by the Purchaser to such Seller or Interco, as the case may be; or

                    (e) Any Seller or Interco or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any of its Indebtedness which is outstanding in a principal amount of at least $10,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, and such failure to pay, event or condition shall continue after the applicable grace period, if any, specified in such agreement or instrument, and as a result thereof, the maturity of such Indebtedness is accelerated; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid in full (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Indebtedness in full shall be required to be made, in each case prior to the final stated maturity thereof; or any such Indebtedness shall fail to be paid at the final stated maturity thereof; or





                    (f) Any Purchase or contribution of Receivables hereunder, the Related Security with respect thereto, and the Collections with respect thereto, shall for any reason cease to constitute valid and perfected ownership of such Receivables, Related Security and Collections free and clear of any Adverse Claim except as provided for herein; provided, however, that no Event of Termination shall occur under this paragraph (f) if (i) the aggregate Outstanding Balance of the Receivables described above in this paragraph
               (f) does not exceed $250,000 at any time and (ii) the relevant Seller or Sellers repurchase all of such Receivables in accordance with the terms of Section 2.04(b) on or prior to the next Settlement Date; or

                    (g) Any Seller or Interco shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Seller or Interco seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against any Seller or Interco (but not instituted by any of them), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Seller or Interco shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or

                    (h) an Event of Termination shall have occurred under the CL Sale Agreement; or

                    (i)  Interco shall cease to own, directly or
               indirectly, a number of shares of any Seller sufficient to elect a majority of the board of directors of such Seller;

          then, and in any such event, the Purchaser may, by notice to the Sellers, declare the Facility Termination Date to have occurred, except that, in the case of any event described above in subsection (g) with respect to any Seller, the Facility
          Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such termination of the Facility, the Purchaser shall have, in addition to all the rights and remedies under this Agreement, all other rights and remedies with respect to the Receivables provided after default under the UCC of the applicable jurisdiction and under other applicable laws, which rights and remedies shall be cumulative.






                                    ARTICLE VIII

                                   INDEMNIFICATION

                    SECTION 8.01. Indemnities by the Sellers. Without limiting any other rights which the Purchaser may have hereunder or under applicable law, the Sellers hereby jointly and severally agree to indemnify the Purchaser and its assigns and transferees (each, an "Indemnified Party") from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts"), awarded against or incurred by any Indemnified Party arising out of or as a result of:

                    (i) reliance on any representation or warranty made by any Seller under or in connection with this Agreement, any Monthly Report or any other information or report delivered by any Seller pursuant hereto, which shall have been incorrect in any material respect when made;

                   (ii) the failure by any Seller to comply with any applicable law, rule or regulation with respect to any Receivable originated by such Seller or the related Contract; or the failure of any Receivable or the related Contract to conform to any such applicable law, rule or regulation;

                  (iii) the failure to vest in the Purchaser absolute ownership of the Receivables that are, or that purport to be, the subject of a Purchase or contribution under this Agreement and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim;

                   (iv) the failure of any Seller to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables that are, or that purport to be, the subject of a Purchase under this Agreement and the Related Security and Collections in respect thereof, whether at the time of any Purchase or at any subsequent time;

                    (v) the existence of any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment thereof (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or of any other claim resulting from the sale of the products or services related to such Receivable or from the furnishing or failure to furnish such products or services; provided, however, this clause (v)





               shall not be deemed to include any dispute, claim, set-off or defense to the payment of any Receivable arising after the transfer of such Receivable to the Purchaser hereunder and arising solely as a result of actions taken by the Purchaser or its assigns;

                   (vi) any failure of any Seller, as Servicer or otherwise, to perform its duties or obligations in accordance with the provisions of Article VI or to perform its duties or obligations under any Contract related to a Transferred Receivable;

                  (vii) any products liability or other claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

                 (viii) any commingling of Collections of Receivables by any Seller, an Affiliate of any Seller, or a designee of any Seller, as Servicer or otherwise, at any time with other funds of such Seller or an Affiliate;

                   (ix) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Purchases or the ownership of Receivables, or the Related Security, or Collections with respect thereto or in respect of any Receivable, Related Security or Contract;

                    (x) any claim brought by any Person other than an Indemnified Party arising from any activity by any Seller or any Affiliate thereof in servicing, administering or collecting any Receivable; or

                   (xi)  any Dilution with respect to any Transferred
               Receivable.

          It is expressly agreed and understood by the parties (i) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Transferred Receivables and (ii) that nothing in this Section
          8.01 shall require any Seller to indemnify any Indemnified Party
          (A) for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor, (B) for damages, losses, claims or liabilities or related costs or expenses resulting from such Indemnified Party's gross negligence or willful misconduct, (C) for any income tax or franchise tax imposed on such Indemnified Party by (i) the jurisdiction under the laws of which such Indemnified Party is organized (or any political subdivision thereof), (ii) any jurisdiction in which an office of such Indemnified Party maintaining the ownership of the Transferred Receivables is located (or any political subdivision thereof), or (iii) any jurisdiction in which such Indemnified Party is already subject to tax, and arising out of or as a





          result of this Agreement or in respect of any Receivable or any Contract.


                                     ARTICLE IX

                                   MISCELLANEOUS

                    SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Seller therefrom shall in any event be effective unless the same shall be in a writing signed by the Purchaser and, in the case of an amendment, the Sellers, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                    SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and be telefaxed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice complying with the requirements of this Section 9.02 to the other parties hereto.

                    (b) Notices and communications by facsimile shall be effective upon confirmation (which may be verbal) of receipt.

                    SECTION 9.03. No Waiver; Remedies. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                    SECTION 9.04.  Binding Effect; Assignability.
          (a) This Agreement shall be binding upon and inure to the benefit of the Sellers, the Purchaser and their respective successors and assigns; provided, however, that no Seller may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser. In connection with any sale or assignment by the Purchaser of all or a portion of the Transferred Receivables, the buyer or assignee, as the case may be, shall, to the extent of its purchase or assignment, have all rights of the Purchaser under this Agreement (as if such buyer or assignee, as the case may be, were the Purchaser hereunder) except to the extent specifically provided in the agreement between the Purchaser and such buyer or assignee, as the case may be.

                    (b) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such





          time, after the Facility Termination Date, when all of the Transferred Receivables are either collected in full or become Defaulted Receivables; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by any Seller pursuant to Article IV and the provisions of Article VIII and Sections 9.06, 9.07 and 9.08 shall be continuing and shall survive any termination of this Agreement.

                    SECTION 9.05. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE PURCHASER'S OWNERSHIP OF OR SECURITY INTEREST IN THE PURCHASED RECEIVABLES, OR REMEDIES HEREUNDER IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

                    SECTION 9.06. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted to the Purchaser pursuant to Article VIII hereof, the Sellers jointly and severally shall pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchaser with respect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement, and the Sellers jointly and severally agree to pay all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other documents to be delivered hereunder excluding, however, any costs of enforcement or collection of Transferred Receivables.

                    (b) In addition, the Sellers jointly and severally agree to pay any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents to be delivered hereunder, and the Sellers jointly and severally agree to indemnify the Purchaser against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

                    SECTION 9.07. No Proceedings. Each Seller hereby agrees that it will not institute against the Purchaser any proceeding of the type referred to in Section 7.01(g) so long as there shall not have elapsed one year plus one day since the later of (i) the Facility Termination Date and (ii) the date upon which all of the Transferred Receivables are either collected in full or become Defaulted Receivables.

                    SECTION 9.08. Confidentiality. The Purchaser agrees to use reasonable efforts to keep confidential any financial reports or other information relating to the Transferred





          Receivables previously or from time to time supplied to it by the Sellers hereunder to the extent that such information is not and does not become publicly available through or with the consent or acquiescence of the relevant Seller and will use such financial reports and other information only in connection with the transactions contemplated by this Agreement and for no other purpose, provided that the Purchaser may disclose any such information (a) to any party to the CL Sale Agreement and any agreement executed in connection therewith, (b) to the extent required by applicable law, (c) to counsel for any party to the CL Sale Agreement and any agreement executed in connection therewith, or to their respective accountants, each of whom shall also be bound by the confidentiality obligations set forth herein, (d) to agents, examiners and auditors and appropriate government examining authorities, (e) to the extent necessary or appropriate in connection with any litigation to which the Purchaser or any party to the CL Sale Agreement and any agreement executed in connection therewith, is a party or (f) to any actual or prospective holder, participant in or assignee of all or any part of the Transferred Receivables provided that each such actual or prospective holder, participant or assignee has agreed in writing that it will comply with the restrictions contained in this Section 9.08 to the same extent as if it were the Purchaser. The determination by the Purchaser as to the application of the circumstances described in the foregoing clauses (a) through (f) shall be conclusive if made in good faith.

                    SECTION 9.09. Independent Decision. Each Seller acknowledges that it has, independently and without reliance upon the Purchaser and based upon such documents and information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement.

                    SECTION 9.10. Third Party Beneficiary. Each of the parties hereto hereby acknowledges that the Purchaser may assign all or any portion of its rights under this Agreement and the Interco Agreement and that such assignees may (except as otherwise agreed to by such assignees) further assign their rights under this Agreement and the Interco Agreement, and each Seller hereby consents to any such assignments. All such assignees, including parties to the CL Sale Agreement in the case of assignment to such parties, shall be third party beneficiaries of, and shall be entitled to enforce the Purchaser's rights and remedies under, this Agreement and the Interco Agreement to the same extent as if they were parties thereto, except to the extent specifically limited under the terms of their assignment.

                    SECTION 9.11.  Execution in Counterparts, Etc.
          (a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.





                    (b) Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.





                    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

          SELLERS:                      THE LANE COMPANY, INCORPORATED


                                        By: David P. Howard
                                            Name:  David P. Howard
                                            Title: Vice President

                                        Address:

                                        The Lane Company, Incorporated
                                        c/o Interco Incorporated
                                        101 South Hanley Road
                                        St. Louis, Missouri  63105
                                        Attention:  Lynn Chipperfield,
                                                    Assistant Secretary
                                        Facsimile No.:  (314) 863-5306


                                        ACTION INDUSTRIES, INC.


                                        By: David P. Howard
                                            Name:  David P. Howard
                                            Title: Vice President

                                        Address:

                                        Action Industries, Inc.
                                        c/o Interco Incorporated
                                        101 South Hanley Road
                                        St. Louis, Missouri  63105
                                        Attention:  Lynn Chipperfield,
                                                    Assistant Secretary
                                        Facsimile No.:  (314) 863-5306





                                        BROYHILL FURNITURE INDUSTRIES, INC.


                                        BY: David P. Howard
                                            Name:  David P. Howard
                                            Title: Vice President

                                        Address:

                                        Broyhill Furniture Industries, Inc.
                                        c/o Interco Incorporated
                                        101 South Hanley Road
                                        St. Louis, Missouri  63105
                                        Attention:  Lynn Chipperfield,
                                                    Assistant Secretary
                                        Facsimile No.:  (314) 863-5306



          PURCHASER:                    INTERCO RECEIVABLES CORP.


                                        By: Lynn Chipperfield
                                            Name:  Lynn Chipperfield
                                            Title: Vice President

                                        Address:

                                        Interco Receivables Corp.
                                        101 South Hanley Road
                                        St. Louis, Missouri  63105
                                        Attention:  Lynn Chipperfield,
                                                    Secretary
                                        Facsimile No.:  (314) 863-5306





                                      SCHEDULE I


                           LIST OF CHIEF EXECUTIVE OFFICES
                                    OF THE SELLERS

          The Lane Company, Incorporated               P.O. Box 151
                                                       Franklin Avenue
                                                       Altavista, VA  24517

          Action Industries, Inc.                      P.O. Box 1627
                                                       Highway 45 South
                                                       Tupelo, MS  38802

          Broyhill Furniture Industries, Inc.          One Broyhill Park
                                                       Lenoir, NC  28633


                         LIST OF OTHER OFFICES OF THE SELLERS
                                WHERE RECORDS ARE KEPT



                                         None

































                                     SCHEDULE II


                      LIST OF LOCK-BOX BANKS HOLDING ONE OR MORE
                                  LOCK-BOX ACCOUNTS



                  Bank                            Lock-Box Account No.

          First Union National Bank               2000000731225
          Cash Management Division
          Technical Services Department
          213 South Jefferson
          Roanoke, Virginia  24011
          (With respect to Receivables
            originated by Lane and/or Action)

          First Union National Bank               7095100165
            of North Carolina
          Cash Management Division
          Technical Services Department
          301 South College Street, 9th Floor
          Charlotte, North Carolina  28288-0800
          (With respect to Receivables
            originated by Broyhill)


































                                      EXHIBIT A


                FORM OF OPINION OF COUNSEL FOR THE SELLERS AND INTERCO


















































                                      EXHIBIT B


                             CREDIT AND COLLECTION POLICY





















































                                      EXHIBIT C


                              FORM OF INTERCO AGREEMENT





















































                                      EXHIBIT D


                           FORM OF INTERCREDITOR AGREEMENT
















































